EXHIBIT 99.1

XECHEM ®

Creating Tomorrow's Medicines Today

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Xechem International, Inc.

100 Jersey Avenue

New Brunswick Technology Center

Building B, Suite 310

New Brunswick, NJ  08901-3279

Tel: (732) 247-3300

Fax: (732) 247-4090

Email: xechem@erols.com

Xechem International Appoints New Board Member

NEW BRUNSWICK, NJ  -- May 18, 2007 -- Xechem International, Inc. (OTCBB: XKEM) announced today the recent addition of Dr. Robert Swift as the new member of the Board of Directors of Xechem International, Inc. Dr. Swift received his Ph.D. in Biochemistry from Michigan State University and his M.B.A. in Finance from Indiana University. He has 15 years of experience in molecular biology, cancer research, biopharmaceuticals, and medical devices, and over ten years of experience in drug research and pre-clinical development with Eli Lilly and Company. He worked as a biotechnology analyst and an investment banker for five years, and was the Director of Research in Life Sciences at C.E. Unterberg, Towbin. In 2001, he joined Origin Capital Management and was co-portfolio manager until 2004. Presently he serves as a healthcare consultant.

Dr. Ramesh C. Pandey, Chairman & CEO of the Xechem Companies, said, "We are very happy that Dr. Robert Swift has agreed to take an active role as a board member of our Company. His combined experience in healthcare financing and creating relationships for corporate finance transactions, including IPOs, Secondary Offerings and Private Placement in both early and late-stage companies, should be an asset to Xechem. I look forward to work with Dr. Swift and to capitalize on his skills and experience to help the Company's growth and success."

About Xechem

Xechem International is a development stage biopharmaceutical company with expertise in developing drugs for Sickle Cell Disease (SCD), antidiabetic, antimalarial, antibacterial, antifungal, anticancer and antiviral (including AIDS) products from natural sources, including microbial and marine organisms. Its focus is on the development of proprietary technologies, including those used in the treatment of orphan diseases and phyto-pharmaceuticals (natural herbal drugs). Xechem's mission is to bring relief to the millions of people who suffer from these diseases. Its recent focus and resources have been directed primarily toward the development and launch of NICOSAN™ (to be marketed as HEMOXIN™ in the US and Europe). With the Nigerian regulatory approval now in hand, Xechem is now working on the commercialization of the drug in Nigeria and the pursuit of US FDA and European regulatory approval. In addition to NICOSAN™, Xechem is also working on another sickle cell compound, 5-HMF, which it has licensed from Virginia Commonwealth University (VCU).

New Director - Robert Swift

May 18, 2007

About NICOSAN™

NICOSAN™ is an anti-sickling drug originally researched by the scientists at the National Institute for Pharmaceutical Research and Development (NIPRD) in Abuja, Nigeria. In clinical studies conducted under NIPRD's auspices, the drug showed substantial reduction in the degree of sickling of the red blood cells of those afflicted with the disease. While not a cure, the clinical trials have confirmed that the large majority of patients taking NICOSAN™ no longer experience sickle cell "crises" while on the medication, and even among those whose crises are not eliminated, the number and severity of the crises are substantially reduced. Through quality control/quality assurance (QC/QA) Xechem has standardized and verified the antisickling activity of the product, which is now called as NICOSAN™.

After the approval by the regulatory agency of Nigeria, National Agency for Food and Drug Administration and Control (NAFDAC), NICOSAN™ is being marketed in Nigeria since July 6th, 2007 on a limited basis. NICOSAN™ has Orphan Drug Designation in the US and EU countries.

For further information contact:

H. Scott English
Director, Investor Relations
Xechem
(732) 247-3300  ext. 37

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks and uncertainties. Such risks include the risk that: (i) Xechem Nigeria will be unable to consummate the closing of its currently proposed bank financings; (ii) there could be delays and/or cost overruns in connection with the build out of Xechem Nigeria's pilot plant facility to a full scale commercial production facility; (iii) the Company and/or Xechem Nigeria could suffer significant dilution from the raising of additional capital until such point in time as they achieve cash flow break even status; (iv) doing business in Nigeria is subject to all of the risks of operation in a foreign country and associated political and regulatory risky and iv) operations of the Company could be disrupted due to the chronic limited availability of funds to meet ongoing obligations.